EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form 8-K of Aly Energy Services, Inc. of our report dated April 9, 2013, with respect to the consolidated financial statements of Aly Energy Services Inc. and Subsidiary as of December 31, 2012, and for the period from inception (July 17, 2012) through December 31, 2012.

/s/ UHY LLP

Houston, Texas
May 14, 2013